UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Archstone-Smith Trust

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Archstone-Smith Trust

9200 E. Panorama Circle
Englewood, Colorado 80112

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS:

To Be Held May 20, 2004

To our shareholders:

      On behalf of the Board of Trustees, I cordially invite you to attend the 2004 annual meeting of shareholders of Archstone-Smith Trust (“Archstone-Smith”). This year’s meeting will be held on May 20, 2004, at the Loews Denver Hotel, 4150 E. Mississippi Avenue, Denver, Colorado 80246, at 11:00 a.m. (Mountain Time) for the following purposes:

1.	To elect four Class III Trustees to serve until the annual meeting of shareholders in 2007 and until their successors are duly elected and qualify;

2.	To ratify the appointment of KPMG LLP as auditors for the current fiscal year;

3.	To vote on a shareholder proposal if presented at the meeting; and

4.	To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.

      The accompanying Proxy Statement provides further information regarding the business of the meeting.

      Shareholders of record at the close of business on March 26, 2004 are entitled to notice of, and to vote at, the meeting.

      Your vote is important. Please vote by signing, dating and mailing the enclosed proxy card, or by using a toll-free telephone number or the Internet, in accordance with the instructions on the proxy card. If you are able to attend the meeting, you may revoke your proxy by voting your shares in person. We look forward to seeing you at the meeting.

CAROLINE BROWER
General Counsel and Secretary

April 7, 2004

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO GIVE YOUR PROXY BY TELEPHONE OR THE INTERNET

PROXY STATEMENT FOR 2004 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
SHARES OUTSTANDING AND VOTE REQUIRED
PRINCIPAL SHAREHOLDERS
ELECTION OF TRUSTEES
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND TRANSACTIONS
NOMINATION PROCESS
PROPOSAL PRESENTED BY SHAREHOLDER
SHAREHOLDER PROPOSAL
SUPPORTING STATEMENT
MANAGEMENT COMMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RATIFICATION OF RELATIONSHIP WITH PUBLIC ACCOUNTANTS
ANNUAL REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A

ARCHSTONE-SMITH TRUST

PROXY STATEMENT FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2004

GENERAL INFORMATION

      Our Board of Trustees is soliciting proxies to be voted at the 2004 annual meeting of shareholders to be held on May 20, 2004. This Proxy Statement, which we expect to send to our shareholders on or about April 7, 2004, provides information concerning the use of the proxy and the business to be transacted at the meeting. If you specify a choice with respect to any matter to be acted upon, the proxy holders will vote the common shares of beneficial interest (the “Common Shares”), represented by your proxy in accordance with your specifications. If you sign and return a proxy without specifying choices, the proxy holders will vote the Common Shares represented by your proxy in accordance with the recommendations of the Board.

      If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket, which is attached to your proxy card. If you are a beneficial owner whose ownership is registered under another party’s name and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage firm account statement, to: Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112. If you want to vote in person your Common Shares held in street name, you will have to get a proxy in your name from the record holder. Record owners and beneficial owners who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

      Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of Archstone-Smith, by delivering to the Secretary of Archstone-Smith a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

      We will bear the cost of soliciting the proxies. In addition to this solicitation by mail, our officers and employees may solicit proxies personally, or by telephone, facsimile transmission or other electronic means. We will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and similar parties to forward the solicitation material to the beneficial owners of Common Shares held of record by those persons, and we will, upon request of those record holders, reimburse forwarding charges and expenses.

      If you share an address with any of our other shareholders, your household might receive only one copy of the Annual Report and Proxy Statement. To request individual copies of the Annual Report and Proxy Statement for each shareholder in your household, please contact the Investor Relations Department, Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112 (telephone: 1-800-982-9293). We will deliver copies of the Annual Report and Proxy Statement promptly following your oral or written request. To ask that only one set of the documents be mailed to your household, multiple shareholders should contact Mellon Investor Services, our transfer agent, if they are the registered owner of the shares or their broker if the shares are registered in street name.

      For purposes of this Proxy Statement, we refer to Archstone-Smith Operating Trust as the Operating Trust. As used in this proxy, “we,” “us” and “our” refers to Archstone-Smith and the Operating Trust collectively, unless the context otherwise requires.

SHARES OUTSTANDING AND VOTE REQUIRED

      At the close of business on March 26, 2004, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, there were 195,260,991 Common Shares outstanding. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.

      Trustees will be elected at the annual meeting by a plurality of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted as votes cast and will have no effect with respect to the election of Trustees. Representatives of our transfer agent will assist us in the tabulation of the votes.

PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of March 26, 2004, the beneficial ownership of Common Shares for (a) each person known to us to have been the beneficial owner of more than five percent of the outstanding Common Shares, (b) each of our Trustees, (c) our Chief Executive Officer and our four other most highly compensated executive officers during 2003 (the “Named Executive Officers”), and (d) all our Trustees and executive officers as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes, for purposes of calculating the number and percent of Common Shares beneficially owned by a person, that (i) all Class A-1 Common Units of the Operating Trust (the “Class A-1 Common Units”) beneficially owned by that person have been redeemed for Common Shares, and (ii) all options and convertible, redeemable or exchangeable securities held by that person which are exercisable or convertible, redeemable or exchangeable or will become exercisable or convertible, redeemable or exchangeable prior to May 25, 2004 have been exercised or converted, redeemed or exchanged, but that no options or convertible, redeemable or exchangeable securities held by other persons have been exercised or converted, redeemed or exchanged. The address of each Trustee and officer listed below is c/o Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112.

	Number of
	Common		Percentage
	Shares		of all
	Beneficially		Common
Name of Beneficial Owner	Owned		Shares

Stichting Pensioenfonds ABP Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Netherlands	16,944,400	(1)	8.68%
Cohen & Steers Capital Management Inc. 757 Third Avenue New York, New York 10017	12,798,739	(1)	6.55%
Deutsche Bank AG Taunusanlage 12 D-60325 Frankfurt am Main, Germany	12,861,014	(1)	6.59%
Morgan Stanley 1585 Broadway New York, New York 10036	9,990,908	(1)	5.12%
James A. Cardwell	68,441	(2)(3)(14)(15)	*
Ernest A. Gerardi, Jr.	245,154	(2)(3)(5)(13)(14)	*
Ruth Ann M. Gillis	504	(3)	*
Ned S. Holmes	48,276	(2)(3)(6)(14)(15)	*
Robert P. Kogod	6,240,803	(3)(4)(7)(8)(9)(13)(14)	3.20%
James H. Polk, III	35,362	(2)(3)(14)	*
John M. Richman	44,454	(2)(3)(14)(15)	*
John C. Schweitzer	75,101	(2)(3)(10)(14)	*
R. Scot Sellers	1,002,895	(3)(4)(11)(13)(14)	*

	Number of
	Common		Percentage
	Shares		of all
	Beneficially		Common
Name of Beneficial Owner	Owned		Shares

Robert H. Smith	5,983,496	(3)(4)(7)(8)(9)(13)(14)	3.06%
J. Lindsay Freeman	341,781	(3)(4)(13)(14)	*
Dana K. Hamilton	203,049	(3)(4)(13)(14)	*
Charles E. Mueller, Jr.	213,217	(3)(4)(12)(13)(14)	*
James D. Rosenberg	25,375	(3)(14)	*
All Trustees and executive officers as a group (15 persons)	11,214,056		5.74%

*	Less than 1%.

(1)	Information regarding beneficial ownership of Common Shares by Stichting Pensioenfonds ABP is included herein in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004. Information regarding beneficial ownership of Common Shares by Cohen & Steers Capital Management Inc. is included herein in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004. Information regarding beneficial ownership of Deutsche Bank AG and its affiliates is included herein in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004. Information regarding beneficial ownership of Morgan Stanley is included herein in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004.

(2)	Includes for each of Messrs. Cardwell, Holmes, Richman and Schweitzer beneficial ownership of 13,750 Common Shares; for Mr. Polk beneficial ownership of 10,000; and for Mr. Gerardi beneficial ownership of 48,635 Common Shares, in each case which are issuable upon exercise of options. See “Election of Trustees — Trustee Compensation,” “— Outside Trustees Plan,” and “— Deferred Compensation Plan.”

(3)	Includes beneficial ownership of Common Shares which are issuable upon settlement of restricted share unit awards, as follows: Mr. Cardwell 4,000; Mr. Freeman 71,400; Mr. Gerardi 7,471; Ms. Gillis 504; Ms. Hamilton 47,469; Mr. Holmes 4,000; Mr. Kogod 4,916; Mr. Mueller 70,982; Mr. Polk 3,500; Mr. Richman 3,500; Mr. Rosenberg 22,792; Mr. Schweitzer 4,000; Mr. Sellers 221,771 and Mr. Smith 5,196. Ms. Gillis was elected to the Board on February 17, 2004.

(4)	Includes beneficial ownership of Common Shares which are issuable upon exercise of options, as follows: Mr. Freeman 242,248; Ms. Hamilton 154,041; Mr. Kogod 140,965; Mr. Mueller 138,958; Mr. Sellers 760,934 and Mr. Smith 83,697.

(5)	Includes beneficial ownership of 51,350 Common Shares which are issuable upon conversion of Class A-1 Common Units held by Mr. Gerardi and 49,375 Common Shares held by Mr. Gerardi’s spouse.

(6)	Includes 4,000 Common Shares held by family limited partnerships and 5,554 Common Shares held in trust for Mr. Holmes’ children.

(7)	Includes for each of Messrs. Smith and Kogod beneficial ownership of Common Shares which are issuable upon conversion of Class A-1 Common Units as follows: Mr. Smith, 3,607,801 and Mr. Kogod, 3,522,094. Mr. Smith has shared voting and shared dispositive power with respect to 3,418,655 of such Class A-1 Common Units. Of the 3,418,655 Class A-1 Common Units for which Mr. Smith shares voting power and dispositive power, 88,887 are owned by Mr. Smith’s spouse and 3,329,768 are owned by Charles E. Smith Management, Inc., of which Mr. Smith is a director and the vice president, secretary and treasurer. Mr. Kogod has shared voting and shared dispositive power with respect to 3,398,510 of such Class A-1 Common Units. Of the 3,398,510 Class A-1 Common Units for which Mr. Kogod shares voting power and dispositive power, 68,742 are owned by Mr. Kogod’s spouse and 3,329,768 are owned by Charles E. Smith Management, Inc., of which Mr. Kogod is a director and the president. The Class A-1 Common Units that are owned by Charles E. Smith Management, Inc. are reported twice, once as beneficially owned by Mr. Smith and again as beneficially owned by Mr. Kogod, but are only counted once in the calculation of beneficial ownership of our Trustees and executive officers as a group.

(8)	Includes beneficial ownership of 189,500 Common Shares for Mr. Kogod that are held by the Robert P. and Arlene R. Kogod Family Foundation. Mr. Kogod has shared voting power and shared dispositive power with respect to all 189,500 of such Common Shares. Includes beneficial ownership of 189,500 Common Shares for Mr. Smith that are held by the Robert H. Smith Family Foundation. Mr. Smith has shared voting power and shared dispositive power with respect to all 189,500 of such Common Shares.

(9)	Includes ownership of 2,092,042 shares held by the Charles E. Smith Family Foundation, a charitable 501(c) foundation for which Messrs. Kogod and Smith disclaim beneficial ownership.

(10)	Includes 6,000 Common Shares held by Mr. Schweitzer’s spouse and 25,000 Common Shares held in Mr. Schweitzer’s Investment Retirement Account.

(11)	Includes 250 Common Shares held in a custodial account for Mr. Sellers’ child. Includes ownership of 5,100 shares held by the Esther Foundation, a charitable 501(c) foundation for which Mr. Sellers disclaims beneficial ownership.

(12)	Includes beneficial ownership of Common Shares held in the Archstone-Smith Deferred Compensation Plan in the following amounts: Mr. Mueller 317.

(13)	Includes beneficial ownership of Common Shares held in the Archstone-Smith 401(k) Plan in the following amounts: Mr. Freeman 1,556; Mr. Gerardi 162; Ms. Hamilton 92; Mr. Kogod 14; Mr. Mueller 1,523 and Mr. Smith 14.

(14)	Includes beneficial ownership of Common Shares which are issuable upon settlement of Dividend Equivalent Units, as follows: Mr. Cardwell 3,351; Mr. Freeman 26,577; Mr. Gerardi 1,076; Ms. Hamilton 1,447; Mr. Holmes 3,351; Mr. Kogod 905; Mr. Mueller 1,437; Mr. Polk 1,820; Mr. Richman 3,288; Mr. Rosenberg 697; Mr. Schweitzer 3,351; Mr. Sellers 3,779 and Mr. Smith 757.

(15)	Includes beneficial ownership of Common Shares which are issuable upon settlement of deferred shares accrued in lieu of trustee fees, as follows: Mr. Cardwell 9,634; Mr. Holmes 9,621; Mr. Richman 10,123.

ELECTION OF TRUSTEES

      We have a classified Board consisting of the following ten Trustees: James A. Cardwell; Ernest A. Gerardi, Jr.; Ruth Ann M. Gillis; Ned S. Holmes; Robert P. Kogod; James H. Polk, III; John M. Richman; John C. Schweitzer; R. Scot Sellers and Robert H. Smith. Pursuant to a Shareholders’ Agreement we entered into with Messrs. Kogod and Smith, Messrs. Kogod and Smith are to be nominated to the Board of Trustees until 2011 and Mr. Gerardi is to serve as Trustee until his term expires in 2004. See “Certain Relationships and Transactions — Shareholders’ Agreement.”

      The Common Shares represented by the accompanying proxy will be voted to elect the four nominees named below as Class III Trustees, unless you indicate otherwise on the proxy. Should any of the nominees named below become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board. The Board recommends that shareholders vote FOR the election of each nominee for Trustee.

Nominees

Trustee	Age	Business Experience	Trustee Since

Ernest A. Gerardi, Jr.	68	Director of Charles E. Smith Residential Realty, Inc. (“Smith Residential”) (a predecessor of Archstone-Smith) from 1993 to October 2001; President and Chief Executive Officer of Smith Residential from February 2000 to July 2001; President and Chief Operating Officer of Smith Residential from 1993 to February 2000; Chairman of the Board and Chief Executive Officer of Consolidated Engineering Services, Inc. from 1994 to December 2002; a member of the Executive Committee of Charles E. Smith Management, Inc. from 1985 to 1994, where he had overall responsibility for day-to-day business operations and long-range planning; Executive Vice President and Senior Executive Vice President of Charles E. Smith Management, Inc. from 1985 through 1993; prior thereto, Mr. Gerardi was with Arthur Andersen and Co. for 27 years; and member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants.	2001

Ruth Ann M. Gillis	49	President of Exelon Business Services Company and Senior Vice President of Exelon Corporation since 2002; Chief Financial Officer and Senior Vice President of Exelon Corporation from 2000 to 2002; Senior Vice President and Chief Financial Officer of Unicom Corporation from 1999 to 2000; Senior Vice President of Unicom Enterprises and ComEd Retail in 1999; Vice President and Treasurer of Unicom Corporation from 1997 to 1998; Vice President, Treasurer and Chief Financial Officer of The University of Chicago Hospitals and Health System from 1996 to 1997; Senior Vice President and Chief Financial Officer of American National Bank and Trust Company from 1993 to 1996; various positions with, including Vice President, First Chicago Corporation, from 1977 to 1992; President, The University of Chicago Cancer Research Foundation Board of Trustees; Sustaining Member of The University of Chicago Cancer Research Foundation Women’s Board; Trustee of Chicago State University Foundation Board; Member of The Chicago Network; Member of The Executives Club of Chicago; Member of The Economic Club of Chicago; and Executive Sponsor of Exelon Corporation’s Network of Exelon Women.	2004

Trustee	Age	Business Experience	Trustee Since

Ned S. Holmes	59	President and Chief Executive Officer of Laing Properties, Inc. since May 1990; Chairman and President of Parkway Investments/ Texas Inc., a Houston-based real estate investment and development company which specializes in residential and commercial (office and warehouse) subdivisions, since April 1984; Chairman of the Board of Prosperity Bancshares, Inc.; Director of Security Capital Atlantic Incorporated (a predecessor of Archstone-Smith) from May 1994 to July 1998; Chairman Emeritus of the Port Commission of the Port of Houston Authority; and Director and former Chairman of Greater Houston Partnership; Trustee of the Galveston Bay Foundation; Trustee of Memorial Hermann Hospital; Trustee of Baylor College of Medicine; Commissioner of Texas Parks and Wildlife; Member of the Governor’s Business Council.	1998

R. Scot Sellers	47	Chairman and Chief Executive Officer from June 1997 to July 1998 and from December 1998 to the present, with overall responsibility for Archstone-Smith’s strategic direction, investments and operations; Co-Chairman and Chief Investment Officer from July 1998 to December 1998; Managing Director of Archstone Communities Trust (“Archstone”) (a predecessor of Archstone-Smith) from September 1994 to June 1997, where he had overall responsibility for investment strategy and implementation; Senior Vice President of Archstone from May 1994 to September 1994; member of the Executive Committee of the Board of Governors and 2nd Vice Chairman of National Association of Real Estate Investment Trusts (“NAREIT”); member of the Executive Committee of the Board of Directors of the National Multi Housing Council; Director of the Christian International Scholarship Foundation; and Director of the Alliance for Choice in Education.	1998

Continuing Trustees

      The following persons will continue to hold positions as Trustees:

      James A. Cardwell — 72 — Trustee since 1980; Chief Executive Officer of Petro Stopping Centers, L.P. (operation of full-service truck stopping centers) and its predecessor since 1975; and Director of El Paso Electric Company and State National Bancshares, Inc. Mr. Cardwell is a Class I Trustee and his term as Trustee expires in 2005.

      Robert P. Kogod — 72 — Trustee since 2001; Chairman of the Executive Committee of the Board of Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer of Smith Residential from 1993 to February 2000; President, Chief Executive Officer and a Director of Charles E. Smith Management, Inc. from 1964 to 1994, where he oversaw and directed all phases of the leasing and management of the Charles E. Smith Companies’ office, residential and retail real estate portfolio; affiliated with the Charles E. Smith Companies in various capacities since joining the organization in 1959; formerly, Co-Chairman of the Board and a Director of Charles E. Smith Commercial Realty, Inc., (ownership, operation and management of commercial office buildings) which, in January 2002, became the Charles E. Smith Commercial Realty division of Vornado Realty Trust (“Vornado”); and Trustee of Vornado

since January 2002. Mr. Kogod is the brother-in-law of Robert H. Smith, one of our Trustees. Mr. Kogod is a Class I Trustee and his term as Trustee expires in 2005.

      James H. Polk, III — 61 — Trustee since 1976; Partner, Storage Investment Group, LTD., Co. (development and operation of self-storage facilities) from January 1998 to December 2002; Partner of Rust Group, Austin, Texas (venture capital investments) since June 2000; Managing Director of Security Capital Markets Group Incorporated from August 1992 to June 1997 and President from March 1997 to June 1997; affiliated with Archstone-Smith and its predecessors since January 1974 in various capacities, including Trustee, President and Chief Executive Officer; and past President and Trustee of NAREIT. Mr. Polk is a Class I Trustee and his term as Trustee expires in 2005.

      John M. Richman — 76 — Trustee since 1998; Director of Security Capital Atlantic Incorporated (a predecessor of Archstone-Smith) from September 1996 to July 1998; Counsel to the law firm of Wachtell, Lipton, Rosen & Katz since January 1990; Vice Chairman of Philip Morris Companies Inc. from 1989 to 1990; Chairman and CEO of Kraft, Inc. from 1979 to 1989; Director of Chicago Council on Foreign Relations and Lyric Opera of Chicago; Life Trustee of the Chicago Symphony Orchestra, Evanston Northwestern Healthcare and Northwestern University; Trustee of Norton Museum of Art; retired Director of R.R. Donnelley & Sons Company and served as Acting Chairman and Chief Executive Officer of that company from October 1996 to April 1997; and member of the Council of Retired Chief Executives and The Commercial Club of Chicago. Mr. Richman is a Class II Trustee and his term as Trustee expires in 2006.

      John C. Schweitzer — 59 — Trustee since 1976; Director of Regency Centers (a national owner, operator and developer of grocery-anchored neighborhood retail centers) since March 1999; Trustee of the former Pacific Retail Trust from June 1997 to February 1999; President of Westgate Corporation (real estate and investments) since 1976; Managing Partner of Campbell Capital Ltd. (real estate and investments) since 1976; and Director of Chase Bank of Texas-Austin and KLRU Public Television, Austin, Texas. Mr. Schweitzer is a Class II Trustee and his term as Trustee expires in 2006.

      Robert H. Smith — 75 — Trustee since 2001; Chairman of the Charles E. Smith Residential Division of Archstone-Smith since November, 2001; Chairman of the Board of Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer of Smith Residential from 1993 to February 2000; from 1962 to 1999, President, Chief Executive Officer and a Director of Charles E. Smith Construction, Inc. and its predecessor companies, where he directed all phases of development and construction of the Charles E. Smith Companies’ office, retail and residential real estate projects; affiliated with the Charles E. Smith Companies in various capacities since joining the organization in 1950; formerly Co-Chairman of the Board and a Director of Charles E. Smith Commercial Realty, Inc. (ownership, operation and management of commercial office buildings), which, in January 2002, became the Charles E. Smith Commercial Realty division of Vornado; and Trustee of Vornado since January 2002. Mr. Smith is the brother-in-law of Mr. Robert P. Kogod, one of our Trustees. Mr. Smith is a Class II Trustee and his term as Trustee expires in 2006.

Meetings and Committees

      The Board of Trustees held 7 meetings during 2003. Archstone-Smith encourages each member of the Board to attend all meetings, but it does not have an express policy concerning attendance at the annual meeting of shareholders. Nonetheless, at the annual meeting of shareholders held on May 20, 2003, all Trustees were in attendance. The Board undertook its annual review of Trustee independence in March, 2004. In determining independence, the Board affirmatively determines whether Trustees have no “material relationship” with Archstone-Smith. When assessing the “materiality” of a Trustee’s relationship with Archstone-Smith, the Board considers, among other things, the independence standards set forth in the New York Stock Exchange corporate governance listing standards (including the special requirements for members of the Audit Committee), and all other relevant facts and circumstances, not merely from the Trustee’s standpoint, but from that of the persons or organizations with which the Trustee has an affiliation, including transactions and relationships between each Trustee or any member of his or her immediate family and Archstone-Smith and its subsidiaries and affiliates, between Trustees or their affiliates and members of

Archstone-Smith’s senior management or their affiliates and those items reported under “Certain Relationships and Transactions” in this Proxy Statement. The Board also examines the frequency or regularity of the services underlying any such transactions, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Archstone-Smith as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include certain commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. During the Board’s review of independence of Trustees, the Board examined the relationships each of the Trustees has with Archstone-Smith and any of its affiliates and affirmatively determined, based on that examination and the criteria described above, that each of Messrs. Cardwell, Holmes, Polk, Richman and Schweitzer and Ms. Gillis has no material relationship with Archstone-Smith and each is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Board also determined that Messrs. Sellers, Smith and Kogod are not “independent”, because of their employment with Archstone-Smith, and Mr. Gerardi is not “independent”, because of his prior relationships with Smith Residential and Consolidated Engineering Services, Inc., a subsidiary of the Operating Trust that was sold in 2002.

      The Board has an Executive and Investment Committee (the “Executive and Investment Committee”), which is currently composed of Messrs. Sellers, Holmes, Kogod, Schweitzer and Smith. The Executive and Investment Committee has the authority to review and make recommendations regarding strategic actions; price our securities to be issued; and review and approve proposed investments and property dispositions. The Executive and Investment Committee held 12 meetings during 2003.

      The Board has a Management Development and Executive Compensation Committee (the “Executive Compensation Committee”), which is currently composed of Messrs. Schweitzer, Polk and Richman, each of whom is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The primary responsibilities of the Executive Compensation Committee are to (a) review, approve and make recommendations to the Board regarding our executive compensation arrangements and plans, (b) approve awards to officers and employees under incentive and share plans, (c) review compensation to be paid to our Trustees for their service on the Board, and (d) oversee the evaluation of management of Archstone-Smith and make recommendations to the Board as appropriate. The specific responsibilities and functions of the Executive Compensation Committee are described in the charter of the Executive Compensation Committee, which is available on our website at www.archstonesmith.com. The Executive Compensation Committee held 8 meetings during 2003.

      The Board has an Audit Committee, currently composed of Ms. Gillis (who was elected to the Board on February 17, 2004 and appointed to the Audit Committee effective March 16, 2004) and Messrs. Cardwell, Holmes and Polk. The Board has determined that each of these Trustees is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Board has also determined that Ms. Gillis satisfies the requirements of an “audit committee financial expert”, as such term is defined under the rules of the Securities and Exchange Commission. No member of the Audit Committee may serve on the audit committee of more than two other public companies, unless (1) the Board determines such simultaneous service will not impair the ability of such member to serve effectively on the Audit Committee, and (2) we disclose such determination in our annual Proxy Statement. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of Archstone-Smith. The Audit Committee is primarily responsible for, among other things, (a) the appointment, replacement, compensation and oversight of independent public accountants, (b) reviewing all recommendations of the independent public accountants with respect to accounting methods and internal controls of Archstone-Smith, (c) reviewing and approving non-audit services and reviewing the scope of the audits conducted by the independent public accountants, and (d) overseeing our internal audit department. The Audit Committee’s role includes discussing with management and the independent public accountants Archstone-Smith’s processes to manage business and financial risk and for compliance with significant applicable legal and regulatory requirements. The Board has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities, a copy of which has been included as Appendix A to this Proxy

Statement and is available on our website at www.archstonesmith.com. The Audit Committee held 9 meetings during 2003.

      The Board has a Nominating and Corporate Governance Committee (the “Nominating Committee”), currently composed of Messrs. Richman, Cardwell and Holmes, each of whom is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Nominating Committee is responsible for making recommendations to the Board on the slate of Trustees to be placed before shareholders for election at each annual meeting, for identifying and proposing to the Board candidates to fill any Board vacancies, and for reviewing, evaluating, and recommending changes to Archstone-Smith’s Corporate Governance Guidelines. The Nominating Committee held 12 meetings during 2003. The Nominating Committee has a written charter, which is available on our website at www.archstonesmith.com.

      We have adopted a Code of Business Conduct and Ethics applicable to our Board and officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. A copy of our Code of Business Conduct and Ethics is available through our website at www.archstonesmith.com. In addition, copies of our Code of Business Conduct and Ethics can be obtained, free of charge, upon written request to Investor Relations Department, Archstone-Smith Trust, 9200 East Panorama Circle, Suite 400, Englewood, Colorado 80112. Any amendments to or waivers of our Code of Business Conduct and Ethics that apply to the principal executive officer, principal financial officer and principal accounting officer or controller and that relate to any matter enumerated in Item 406(b) of Regulation S-K, will be disclosed on our website. Our Corporate Governance Guidelines are also available at our website at www.archstonesmith.com. The reference to our website does not incorporate by reference the information contained in the website and such information should not be considered a part of this Proxy Statement.

      During 2003, each Trustee other than Mr. Polk attended at least 75% of the total number of meetings of the Board and all Trustees attended at least 75% of the total number of meetings of each committee on which he served during the term of his service. Mr. Polk was unable to attend two brief telephonic Board meetings.

      Mr. Schweitzer has been selected by the Board to act as the Lead Independent Trustee (the “Lead Independent Trustee”) to preside at all executive sessions of the independent Trustees, executive sessions of the non-management Trustees and at meetings of the Board of Trustees in the absence of the Chairman. The independent Trustees and the non-management Trustees each met in executive session 4 times during 2003.

Shareholder Communication with Board Members

      Archstone-Smith has a process for shareholders to communicate with the Board, a specific Trustee, the non-management or independent Trustees as a group, or the Lead Independent Trustee. Shareholders may send written communications c/o Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112 (fax: 303-708-6954). The Secretary will review the communication and forward any such communication that is related to the operation of Archstone-Smith, and is not otherwise commercial, to the full Board, the Lead Independent Trustee, or to any individual Trustee or Trustees to whom the communication is directed, as appropriate. Shareholders may communicate with the Board through MySafeWorkplace, a third party incident reporting system, by calling 1-800-461-9330 or through the MySafeWorkplace webpage at www.MySafeWorkplace.com. Shareholders who use this method of communication may elect to have their identity remain anonymous. Communications received through MySafeWorkplace are sent directly to the Lead Independent Trustee. The head of our internal audit department and a member of our legal department, who act as the administrators of our MySafeWorkplace account, will also receive notice of, and have access to, such communications.

Trustee Compensation

      During 2003, Trustees who were not also our employees (“Outside Trustees”) received an annual retainer of $25,000, meeting fees of $1,000 for each Board meeting attended and $500 for each committee meeting attended. In addition, each Outside Trustee is awarded 2,000 restricted stock units, pro rated for partial years of service, on each annual meeting date, as discussed below. The Chairman of any committee of the Board also received $3,000 per year per committee chaired. In 2004, the Outside Trustees will receive the same annual retainer and meeting fees. Both the retainers and meeting fees are paid quarterly. Each Outside Trustee may defer compensation to be received under our Deferred Compensation Plan (as discussed below) in which certain of our employees also participate. Trustees are reimbursed for commercial airfare and other travel expenses incurred in connection with attendance at Board meetings.

Outside Trustees Plan

      The purpose of the Archstone-Smith Trust Equity Plan for Outside Trustees (“Outside Trustees Plan”) is to enable the Outside Trustees to increase their ownership in us and thereby increase the alignment of their interests with those of our other shareholders. The Outside Trustees Plan provides for grants of restricted stock units, with one restricted stock unit corresponding to one Common Share. The Outside Trustees are credited with dividend equivalent units on the restricted stock units. The Outside Trustees also receive dividend equivalent units on option grants made between 1999 and 2001. Dividend equivalent units are also credited on dividend equivalent units. Our Secretary (the “Administrator”) administers the Outside Trustees Plan.

      The number of Common Shares reserved for issuance upon vesting or settlement of restricted stock units or dividend equivalent units granted under the Outside Trustees Plan, upon the exercise of options granted under the Outside Trustees Plan prior to 2002 and upon settlement of deferred fees (as discussed below) currently is 400,000. In the event of changes to the outstanding Common Shares, such as in the case of certain corporate transactions, the Administrator may make equitable adjustments to the aggregate number of Common Shares available under the Outside Trustees Plan and the shares subject to outstanding awards under the plan to preserve the value of the benefits under the plan. In certain cases, the Administrator may also terminate awards under the Plan, subject to certain limitations with respect to outstanding options.

      On the date of each annual meeting of our shareholders, each Outside Trustee is granted 2,000 restricted stock units (pro-rated to reflect partial years in the case of any Trustee elected other than at an annual meeting). The restricted stock units vest at the rate of 25% per year for grants made prior to July 2002 and 33.33% for grants made after June 2002, beginning on the first anniversary of the date the restricted stock units are granted, subject to accelerated vesting in certain circumstances.

      Dividend equivalent units applicable to options are credited as soon as practicable after each January 1 and generally represent the average of the number of options held as of each record date for dividend payments in the prior year, multiplied by the difference between the average annual dividend yield on Common Shares for the prior year and the average annual dividend yield for the Standard & Poor’s 500 Stock Index for the prior year. Dividend equivalent units applicable to restricted stock units are credited as soon as practicable after each January 1 and generally represent the average of the number of restricted stock units held as of each record date for dividend payments in the prior year, multiplied by the average annual dividend yield on Common Shares for the prior year. Dividend equivalent units applicable to previously earned dividend equivalent units are credited as soon as practicable after each January 1 and are based on the number of dividend equivalent units held as of December 31 of the prior year, multiplied by the annual dividend yield on Common Shares for the prior year. The dividend equivalent units associated with an award vest in accordance with the vesting schedule applicable to the option or restricted stock unit, as applicable, with respect to which the dividend equivalent unit was awarded.

      The dividend equivalent units credited to Trustees accrue until a settlement is triggered, either by exercise or settlement of the associated options or restricted stock units, or cessation of service as a Trustee. Dividend equivalent units are settled in Common Shares. The settlement of restricted stock unit awards and dividend equivalent unit awards under the Outside Trustees Plan may be deferred pursuant to our Deferred Compensation Plan, which is described below.

Deferred Compensation Plan

      Under the Deferred Compensation Plan, Outside Trustees may elect to defer payment of their eligible cash fees and settlement of restricted stock units and dividend equivalent units. If an Outside Trustee elects to defer payment of eligible cash fees, the fees may be invested in share units under the Deferred Compensation Plan or in another available investment elected by the Outside Trustee. If the fees are invested in the form of share units, the Outside Trustee’s account under the Deferred Compensation Plan will be credited with additional share units equal to the amount of the dividend paid on a share divided by the fair market value of a share on the dividend payment date, multiplied by the number of units credited to his or her account as of the record date. As of the settlement date elected by the Outside Trustee in accordance with the Deferred Compensation Plan, the Outside Trustee will be entitled to receive one Common Share for each share unit credited to his or her account under the Deferred Compensation Plan. Shares available under the Outside Trustees Plan are used to satisfy this obligation.

      If an Outside Trustee elects to defer settlement of restricted stock units and related dividend equivalent units (including dividend equivalent units attributable to options granted under the Outside Trustees plan prior to 2002), the units are invested in units under the Deferred Compensation Plan or, with respect to restricted stock units awarded in 2002 and thereafter, in another available investment elected by the Outside Trustee. If the units remain deferred in the form of share units, the Outside Trustee’s account under the Deferred Compensation Plan will be credited annually with dividend equivalent units based on the dividend yield on actual Common Shares for the preceding year. The Outside Trustee’s account will also be credited with dividend equivalent units on dividend equivalent share units that remain deferred under the Deferred Compensation Plan in the form of units. As of the settlement date elected by the Outside Trustee in accordance with the Deferred Compensation Plan, the Outside Trustee will be entitled to receive one Common Share for each share unit credited to his or her account under the Deferred Compensation Plan. Shares available under the Outside Trustees Plan are used to satisfy this obligation.

      Amounts deferred under the former Deferred Fee Plan for Trustees were transferred to the Deferred Compensation Plan effective as of January 1, 2002, which plan is described in more detail later in this Proxy Statement.

EXECUTIVE COMPENSATION

      The following table presents the compensation for 2003, 2002 and 2001 paid to our Named Executive Officers.

									Shares of
							Common		Security
					Restricted		Shares		Capital Class A
					Share		Underlying		Common Stock	All Other
Name and		Salary	Bonus		Awards		Options		Underlying	Compensation
Principal Position	Year*	($)	($)		($)(1)		(#)		Options (#)	($)(2)

R. Scot Sellers	2003	650,000	1,780,000		—	(4)	—	(4)	—	6,810
Chairman and Chief	2002	650,000	1,801,000		1,940,603	(5)	218,354		—	8,010
Executive Officer	2001	600,002	1,751,505		1,000,000	(6)	250,000		328 (7)	13,017
J. Lindsay Freeman	2003	400,000	450,000		—	(4)	—	(4)	—	8,322
Chief Operating	2002	315,000	255,000	(3)	250,000	(5)	67,511		—	7,671
Officer	2001	300,014	900,410	(3)	—		53,030		—	4,463
Dana K. Hamilton	2003	325,000	345,800		—	(4)	—	(4)	—	5,642
Executive Vice	2002	325,000	325,000		375,000	(5)	53,525		—	8,931
President — National Operations	2001	300,000	319,614		300,000	(8)	60,606		—	6,569
Charles E. Mueller, Jr.	2003	350,000	392,900		—	(4)	—	(4)	—	6,540
Chief Financial	2002	350,000	353,400		506,250	(5)	70,559		—	9,482
Officer	2001	300,014	389,915		300,000	(9)	60,606		—	6,848
James D. Rosenberg	2003	310,000	232,500		—	(4)	—	(4)	—	1,145
President — Charles E. Smith	2002	35,759	72,500		—		—		—	29,938
Residential	2001	—	—		—		—		—	—
Division(10)

(1)	At December 31, 2003, the total number of restricted shares held by the persons named (and the value of such restricted shares on such date determined based on the closing price of the Common Shares on the New York Stock Exchange on such date) are as follows: Mr. Sellers, 167,163 restricted shares

($4,677,220.74); Mr. Freeman, 38,160 restricted shares ($1,067,716.80); Ms. Hamilton, 30,840 restricted shares ($862,903.20); Mr. Mueller, 55,329 restricted shares ($1,548,105.42); and Mr. Rosenberg, 7,878 restricted shares ($220,426.44).

(2)	Includes contributions made by us in the following amounts under the 401(k) Savings Plan: for 2003, 2002 and 2001, respectively, for Mr. Sellers, $6,000, $5,500 and $3,400; Mr. Freeman, $6,000, $5,500 and $3,431; Ms. Hamilton, $5,222, $5,260 and $3,400; Mr. Mueller, $6,000, $5,500 and $3,400; and contributions made by us in the following amounts under the Deferred Compensation Plan: for 2002 and 2001, respectively, for Mr. Sellers, $1,700 and $1,700; Ms. Hamilton, $2,021 and $1,700; Mr. Mueller, $2,020 and $1,700. For 2002 and 2001, respectively, a portion of the amounts indicated in this column represents compensation for imputed interest income deemed incurred on loans made by us to the Named Executive Officers for the purchase of Common Shares under the share purchase program of the 1997 Long-Term Incentive Plan resulting from an interest rate lower than the rate mandated by the Internal Revenue Service (“Imputed Interest”) in the following amounts: Ms. Hamilton, $1,233 and $1,277; and Mr. Mueller, $1,480 and $1,532. Ms. Hamilton and Mr. Mueller repaid these loans in full on December 27, 2002. For 2001, $10,458 in Imputed Interest was included as compensation for Mr. Sellers. Mr. Sellers repaid this loan in full on October 3, 2001. For 2003, 2002 and 2001, respectively, a portion of the amounts indicated in this column represents the payment of premiums paid by us on term life insurance policies in the following amounts: Mr. Sellers, $810, $810 and $240; Mr. Freeman, $2,322, $2,171 and $1,032; Ms. Hamilton, $420, $417 and $192; Mr. Mueller, $540, $482 and $216; and, for 2003, Mr. Rosenberg, $1,145. Mr. Rosenberg also received $29,938 in taxable relocation expense reimbursement for expenses incurred in 2002.

(3)	In addition to the bonuses paid by us that are reflected in the amounts shown above, AMERITON Properties Incorporated (“Ameriton Properties”), in connection with its bonus pool program, paid bonuses directly to Mr. Freeman in 2002 and 2001, in the amounts of $830,664 and $186,133, respectively. The Board removed Mr. Freeman from participation in this bonus program for 2003 and beyond.

(4)	No restricted stock units or options were granted to Named Executive Officers in 2003; instead, as part of a key employee retention program under the 2001 Long-Term Incentive Plan, restricted stock units were granted to the Named Executive Officers in January 2004 as part of their 2003 compensation. The restricted stock units vest at a rate of 33.33% per year on each of December 3, 2004, 2005 and 2006, provided that the grantee remains employed by us. See “— 2001 Long-Term Incentive Plan.” The restricted share units awarded in January 2004 were as follows: Mr. Sellers 98,807; Mr. Freeman 33,240; Ms. Hamilton 16,629; Mr. Mueller 25,615; and Mr. Rosenberg, 14,914. Dividend equivalent units are credited in connection with the restricted shares awarded. See “— 2001 Long-Term Incentive Plan.”

(5)	The amounts shown represent awards of restricted share units made in December 2002 as part of a key employee retention program under the 2001 Long-Term Incentive Plan. The restricted stock units vest at a rate of 33.33% per year on the first three anniversary dates of the grant, provided that the grantee remains employed by us. See “— 2001 Long-Term Incentive Plan.” The restricted share units were awarded as follows: Mr. Sellers 81,882; Mr. Freeman 10,549; Ms. Hamilton 15,823; and Mr. Mueller 21,361. Dividend equivalent units are credited in connection with the restricted shares awarded. See “— 2001 Long-Term Incentive Plan.”

(6)	The amount shown represents an award of 39,362 restricted share units made in June 2001 under the 1997 Long-Term Incentive Plan. Half of the restricted share units vested in June 2002 and the remainder vested in June 2003. Mr. Sellers is also credited with dividend equivalent units in connection with these restricted shares. See “— 2001 Long-Term Incentive Plan.”

(7)	These options to acquire shares of Security Capital Group Incorporated’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), were awarded by Security Capital Group Incorporated under its 1991 and 1992 option plans. These options were issued to replace options surrendered by Mr. Sellers to cover tax payment obligations arising from an exercise of options for Class A Common Stock. As part of the sale of Security Capital Group Incorporated to General Electric

Company, all Security Capital Group options were tendered and optionholders received a cash payment in lieu of the options.

(8)	The amount shown represents an award of 11,364 restricted share units made in December 2001 as part of a key employee retention plan under the 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 25% on December 4 of each of the four years 2002 through 2005 that Ms. Hamilton is employed by us. Dividend equivalent units are credited in connection with these restricted shares. See “— 2001 Long-Term Incentive Plan.”

(9)	The amount shown represents an award of 11,364 restricted share units made in December 2001 as part of a key employee retention plan under the 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 25% on December 4 of each of the four years 2002 through 2005 that Mr. Mueller is employed by us. Dividend equivalent units are credited in connection with these restricted shares. See “— 2001 Long-Term Incentive Plan.”

(10)	Mr. Rosenberg was first employed by us on November 11, 2002.

Option Grants in 2003

      During 2003, we granted 15,823 options for Common Shares to five of our key employees and officers upon the commencement of their employment with us. No individual grants of options were made to any Named Executive Officer in 2003. It is anticipated that no annual option grants will be made to our senior executive officers at the level of Senior Vice President and above, including the Named Executive Officers, with respect to compensation in 2003 and thereafter; all other employees eligible for an annual option awards will receive such award as part of such employee’s annual compensation in the first calendar quarter of the following year. See “Compensation Committee Report on Executive Compensation — Key Elements of Compensation — Long-Term Incentives.”

Option Exercises in 2003 and Year-End Option Values

      The following table sets forth certain information concerning option exercises during 2003 and the year-end value of unexercised options for our shares owned by the Named Executive Officers.

			Common Shares Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at Year End (#)		at Year End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Scot Sellers	0	0	760,934	291,042	$2,856,371	$964,389
J. Lindsay Freeman	0	0	242,248	76,896	$987,028	$268,243
Dana K. Hamilton	0	0	154,041	58.483	$523,777	$186,371
Charles E. Mueller, Jr.	0	0	159,353	70,358	$532,814	$235,318
James D. Rosenberg	0	0	0	0	$0	$0

(1)	Based on the December 31, 2003 New York Stock Exchange closing price of $27.98 per Common Share.

Special Long-Term Incentive Program

      The table set forth below identifies the number of performance units awarded under our Special Long-Term Incentive Program to certain of our Named Executive Officers on December 3, 2002 and December 4, 2001. Each of the executive officers named below have the opportunity to earn a number of Common Shares equal to the number of his or her performance units that actually vest at the end of a three-year performance period. The number of performance units that will vest will range from zero to the entire number of performance units awarded to the executive officer. The number of performance units that will vest depends on what our compounded annualized total shareholder return is at the end of the three-year performance period and what percentile our average annual compounded shareholder return over that period puts us in relative to a multifamily peer group index chosen by our Executive Compensation Committee. None of the performance units will vest if our average annual compounded shareholder return is less than 11% at the end of the three-year performance period and our average annual compounded shareholder return over that period puts us below the 60th percentile of the multifamily peer group index. All of the performance units will vest if our average annual compounded shareholder return is at least 14% at the end of the three-year performance period and our average annual compounded shareholder return over that period puts us at no less than the 90th percentile of the multifamily peer group index. A portion of the performance units will vest if our average annual compounded shareholder return at the end of the three-year performance period is between 11% and 14% and/or our average annual compounded shareholder return over that period puts us between the 60th and 90th percentiles of the multifamily peer group index. With respect to our chief executive officer, 25% of the performance units awarded to him are contingent upon significant progress being achieved in the implementation of an executive development plan to continue developing the depth and experience of our senior management team, which will be determined by the Executive Compensation Committee’s subjective assessment of the chief executive officer’s performance relative to this goal. At the end of the three-year performance period, the number of performance units that vest will be exchanged for an equal number of Common Shares. Any performance units that do not vest at the end of the three-year performance period will be cancelled. The owners of performance units have no right to vote, receive dividends or transfer the units until Common Shares are issued in exchange for the performance units.

	Number of Performance
Name	Units (#)(1)		Performance Period

R. Scot Sellers	170,908	(2)	1/1/02 - 12/31/04
Dana K. Hamilton	28,485	(2)	1/1/02 - 12/31/04
Charles E. Mueller, Jr.	39,878	(2)	1/1/02 - 12/31/04
J. Lindsay Freeman	33,755	(3)	1/1/02 - 12/31/04

(1)	The performance units that vest will be exchangeable for Common Shares on a one-for-one basis.

(2)	Performance Units were granted on December 4, 2001.

(3)	Performance Units were granted on December 3, 2002

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

      We have not entered into any employment contracts with any Named Executive Officer.

      Under our Long-Term Incentive Plan (the “2001 Plan”), if (i) a participant’s employment is terminated by us or our successor or an affiliated entity which is his or her employer, for reasons other than cause following a change in control (as defined in the 2001 Plan) of Archstone-Smith, or (ii) the 2001 Plan is terminated by us or our successor following a change in control without provision for the continuation of outstanding awards under the 2001 Plan, then in either such event all unexpired options and related awards will become immediately exercisable and all other awards previously made under the 2001 Plan will immediately vest.

      Each of the Named Executive Officers, other than Mr. Rosenberg, was a party to a change in control agreement with Archstone. The reorganization of Archstone, on October 29, 2001, into an “umbrella partnership” real estate investment trust, or “UPREIT,” structure (the “Reorganization”) resulted in a change in control under these agreements, and in connection with the Reorganization we assumed Archstone’s obligations under such agreements. The term of these agreements has expired, with the exception of Mr. Sellers’ agreement, which is still in effect. Assuming there is no further change in control prior to October 29, 2004 that would result in Mr. Seller’s new change in control agreement (discussed below) becoming operative and controlling, if, prior to October 29, 2004, Mr. Sellers’s employment is terminated, other than for cause, or as a result of his death or disability, or if he resigns as a result of, among other matters a material adverse change in the nature or scope of his duties, authority or compensation, then he will be entitled to have certain employee benefits continue for three years and to receive a lump-sum payment equal to the sum of three times his base salary and target bonus for the year in which termination occurs. Under certain circumstances, Mr. Sellers would also be entitled to an additional payment required to compensate him for excise taxes imposed upon the severance payments.

      On August 12, 2002, Archstone-Smith entered into new change in control agreements with each of the Named Executive Officers other than Mr. Rosenberg. Archstone-Smith entered into a change in control agreement with Mr. Rosenberg on November 11, 2002. These new change in control agreements would become operative, and take precedence, over any prior change in control agreement upon the occurrence of any change in control of Archstone-Smith. These change in control agreements provide that, during a specified protective period following a change in control of Archstone-Smith, if any such officer is terminated, other than for cause, or as a result of the officer’s death or disability, or if the officer resigns as a result of, among other matters a material adverse change in the nature or scope of the officer’s duties or authority and such termination or action is taken within the protective period applicable to such officer, then the officer will be entitled to receive a lump-sum payment, together with certain other payments and benefits, including continuation of certain employee benefits. The duration of the period during which the officer is entitled to continue to receive benefits and the amount of the lump-sum payment depends upon the officer’s level of responsibility and is based upon a multiple of base salary for the year in which termination occurs and a multiple of the greater of the officer’s target bonus for the year in which termination occurs, based on the highest applicable performance targets having been met, or the actual bonus awarded to the officer for the year immediately preceding the year in which termination occurs. Each officer will also receive, if terminated within his or her applicable period after a change in control of Archstone-Smith, an amount equal to the officer’s pro-rated salary through the date of termination and the target bonus that would be paid to the officer if the highest applicable performance targets were met for the year of termination, and, under certain circumstances, an additional payment required to compensate the officer for excise taxes imposed upon the severance payments made under the officer’s agreement.

2001 Long-Term Incentive Plan

      In connection with the Reorganization, each outstanding award to acquire Archstone common shares under the 1997 Long-Term Incentive Plan was converted into a corresponding award to acquire the same number of our Common Shares under the 2001 Plan. The awards to acquire our Common Shares have the same exercise price, vesting and other terms and conditions as the Archstone awards for which they were substituted.

      In connection with our merger with Smith Residential on October 31, 2001, all outstanding restricted stock awards under the Smith Residential Directors Stock Option Plan and the Smith Residential First Amended and Restated 1994 Employee Stock and Unit Option Plan (collectively, the “Smith Plans”) vested and were settled. In addition, each outstanding option award related to Smith Residential common stock under the Smith Plans was converted into a corresponding award under the 2001 Plan based on a conversion ratio of 1.975 to one (including adjustment to the exercise price based on the same conversion basis) and immediately vested and became fully exercisable in accordance with the terms of the original agreements and respective plans.

General

      The 2001 Plan provides for the grant of non-qualified options (“NQOs”), incentive stock options (“ISOs”), share appreciation rights (“SARs”), bonus shares, share units, performance shares, performance units, restricted shares, and restricted share units, in addition to the replacement awards described above. Dividends or dividend equivalents may be awarded in connection with any award under the 2001 Plan. Common Shares available under the 2001 Plan may also be used as a form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of us or any of our subsidiaries or affiliated companies. Certain awards under the 2001 Plan may be deferred pursuant to the Deferred Compensation Plan, as described below.

      No more than 20,000,000 Common Shares may be awarded under the 2001 Plan (including replacement awards), 1,000,000 is the maximum number of Common Shares that may be issued during any one calendar year to any individual in connection with options and SARs and 1,000,000 is the maximum number of Common Shares that may be issued to any individual during any one calendar year in connection with other awards which are intended to be “performance-based” within the meaning of Section 162(m) of the Internal

Revenue Code (discussed below). The Common Shares with respect to which awards may be made under the 2001 Plan will be shares currently authorized but unissued, or currently held or subsequently acquired by us as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Executive Compensation Committee, an award under the 2001 Plan may be settled in cash rather than Common Shares. Any Common Shares allocated to an award that expires, lapses, is forfeited or terminated for any reason without issuance of the shares (whether or not cash or other consideration is paid to the individual in respect of such shares) may again become subject to awards under the 2001 Plan.

      In the event of certain transactions involving us (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Executive Compensation Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Executive Compensation Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the 2001 Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Executive Compensation Committee determines to be equitable.

Eligibility

      Subject to the terms and conditions of the 2001 Plan, the Executive Compensation Committee determines the individuals who will be eligible to receive awards under the 2001 Plan, and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. All of our employees and those of any of our subsidiaries or affiliated companies designated by the Executive Compensation Committee, and any consultant or other person providing services to us or any of our subsidiaries or affiliated companies, are eligible to participate in the 2001 Plan. ISOs, however, may only be awarded to our employees and the employees of our subsidiaries and affiliated companies.

Options

      In 2003, the Board adopted a policy not to reprice options. The Executive Compensation Committee may grant options to purchase Common Shares which may be either ISOs or NQOs. The purchase price of a Common Shares under each option will not be less that the fair market value of a Common Share as of the close of business on the day immediately prior to the date the option is granted. The option will be exercisable in accordance with the terms established by the Executive Compensation Committee. The full purchase price of each share purchased upon the exercise of any option will be paid at the time of exercise. Except as otherwise determined by the Executive Compensation Committee, the purchase price will be payable in cash or in Common Shares (valued at fair market value as of the day of exercise), or in any combination thereof. The Executive Compensation Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an option as the Executive Compensation Committee determines to be desirable.

SARs

      The Executive Compensation Committee may grant an SAR in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. An SAR entitles the individual to receive the amount by which the fair market value of a specified number of Common Shares on the exercise date exceeds an exercise price established by the Executive Compensation Committee, which will not be less than the fair market value of the Common Shares at the time the SAR is granted. Such excess amount will be payable in Common Shares, in cash, or in a combination of cash and Common Shares, as determined by the Executive Compensation Committee. The Executive Compensation Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an SAR as the Executive Compensation Committee determines to be desirable.

Other Share Awards

      The Executive Compensation Committee may grant bonus shares (a grant of Common Shares in return for previously performed services, or in return for the individual surrendering other compensation that may be due), share units (a right to receive Common Shares in the future), performance shares and performance units (a right to receive Common Shares or share units, or the right to receive a designated dollar value of Common Shares that is contingent upon achievement of performance or other objectives), restricted shares and restricted share units (a grant of Common Shares and a grant of the right to receive Common Shares in the future, with such shares or rights subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the individual or the achievement of performance or other objectives, as determined by the Executive Compensation Committee). Any such awards will be subject to such conditions, restrictions and contingencies as the Executive Compensation Committee determines.

Deferred Compensation Plan

      Under the Deferred Compensation Plan, our officers and certain other eligible employees are able to elect to defer payment of up to 75 percent of their base salary, 90 percent of their bonuses and certain amounts which cannot be contributed to our 401(k) Savings Plan due to limitations of the Internal Revenue Code. The minimum deferral for any calendar year is generally $5,000. The Deferred Compensation Plan is funded into a “rabbi trust” and participants in the Deferred Compensation Plan are treated as our unsecured general creditors.

      Amounts deferred under the Deferred Compensation Plan earn a rate of return based on a hypothetical investment in investment choices selected by the participant from alternatives we provide. We and our subsidiaries and affiliated companies may, but are not required to, actually invest the deferred compensation in such investment funds. Any actual investment made by an employer in its discretion is treated as part of the general assets of that employer.

      Participants in the Deferred Compensation Plan receive payment of deferred amounts as of the date selected by the participant, which generally must be at least three years after the date on which the amount would otherwise have been payable to the individual (other than payments in settlements of deferred restricted stock units and dividend equivalent units, described below). All amounts are paid upon a participant’s termination of employment (although delayed payment may be provided in certain cases). Payments are made in the form of a lump sum or installments over a period not exceeding 5 years (15 years in the case of a participant who terminates after the sum of his or her age and service equals at least 55). The Benefit Plan Administrative Committee, appointed by the Board of Trustees to administer the Deferred Compensation Plan, has the authority to pay a participant’s account balance to the participant in a lump sum if, as of the participant’s termination date, the value is less than $25,000. Payment prior to the deferred date elected by a participant (or prior to termination of employment) is permitted only in limited circumstances. Except as described below (or as discussed above with respect to Outside Trustees), all payments from the Deferred Compensation Plan are made in cash.

      An individual who receives an award of restricted stock units or dividend equivalent units under the 2001 Plan may elect to defer settlement of such awards under the Deferred Compensation Plan. If an individual elects to defer such awards, the units are invested in units under the Deferred Compensation Plan or, with respect to awards granted after January 1, 2002, in any other available investment elected by the individual. If the units remain deferred in the form of units, the individual’s account under the Deferred Compensation Plan will be credited with dividend equivalent units based on the payment of dividends on actual Common Shares, pursuant to a formula applicable to the award under the 2001 Plan, and the individual’s account will also be credited with dividend equivalent units on dividend equivalent units that remain deferred under the Deferred Compensation Plan in the form of units to the extent provided in the original award. As of the settlement date elected by the individual in accordance with the Deferred Compensation Plan, the individual will be entitled to receive one Common Share for each unit credited to his or her account under the Deferred Compensation

Plan. Shares available under the 2001 Plan are used to satisfy this obligation. Certain options awarded prior to 2000 were also entitled to earn dividend equivalent units.

      Amounts deferred under the Archstone Communities Trust Non-Qualified Savings Plan and the Smith Residential Realty Companies Deferred Compensation Plan as of December 31, 2001 were transferred to the Deferred Compensation Plan effective as of January 1, 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Executive Compensation Committee is responsible for acting on behalf of the Board with respect to (i) general compensation and benefits practices, (ii) review and approval of salaries and other compensation actions for our Chief Executive Officer and certain other senior executive officers, and (iii) adopting, administering and approving awards under annual and long-term incentive compensation plans. None of the members of the Executive Compensation Committee are our officers or employees.

Compensation Philosophy

      The Executive Compensation Committee is committed to a compensation philosophy that places significant emphasis on rewarding our employees on the basis of our success in attaining corporate financial objectives and our employees’ success in attaining individual financial and qualitative performance objectives. Our compensation program is designed to:

•	Attract, reward and retain highly qualified employees.

•	Align shareholder and employee interests.

•	Reward long-term career contributions to Archstone-Smith.

•	Emphasize the variable portion of total compensation (cash and equity) as an individual’s level of responsibility increases.

•	Provide fully competitive compensation opportunities consistent with performance.

•	Encourage teamwork.

      During 2001, the Executive Compensation Committee conducted a full review of our executive compensation programs. This review included a comprehensive report from independent compensation consultants assessing the effectiveness of our compensation programs and relative competitiveness versus identified comparable companies of similar size and business characteristics as Archstone-Smith. Key findings from this review were discussed extensively with our senior management and the Executive Compensation Committee. Their impact on our compensation philosophy and practices for 2003 are discussed below where appropriate.

Key Elements of Compensation

      The key elements of our executive compensation program consist of base salary, annual incentives and long-term incentives. As an executive’s level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the executive’s role and relative impact on business results consistent with our variable pay-for-performance philosophy.

Base Salary

      Base salaries for senior executives are based on an overall assessment of the executive’s responsibilities and contribution to us. Base salaries are reviewed annually.

Annual Incentive

      Our senior executives are eligible for annual incentive awards based on a combination of our overall performance, the business unit’s performance and the individual’s performance during the prior year. Our annual incentive philosophy is based on providing competitive compensation for our executives that is contingent upon the individual’s performance and on specific performance measures. With respect to compensation for our senior executive officers, there are a range of incentive opportunities, including a defined threshold performance level, target performance level and a high performance level that exceeds the target performance level for the individual executive. The Executive Compensation Committee believes that the levels of performance associated with the earnings opportunity must be clearly communicated to the executives, including a discussion of the corporate goals, the goals of the business unit and the individual goals.

      Annual performance goals are established by the Executive Compensation Committee at the beginning of each calendar year for our senior executive officers. Specifically, the Executive Compensation Committee considers performance results based on our performance and the industry’s performance as well as financial measures such as per share results and total shareholder returns, both absolute and relative to comparable companies, as well as more qualitative measures for each individual.

      An executive becomes eligible for an annual incentive bonus once he or she meets the requirements of the threshold performance level. The target annual incentive performance is designed to deliver a level of total annual compensation (base salary and annual incentive) that is consistent with companies in the 75th percentile of the size-based peer group selected by the Executive Compensation Committee. Awards for performance at each of the performance levels will be at the discretion of the Executive Compensation Committee. Additionally, awards earned under the program may be further adjusted up or down at the discretion of the Executive Compensation Committee based on the quality of the results, extraordinary circumstances, and other factors that the Executive Compensation Committee deems relevant.

Long-Term Incentives

      Long-term incentives are designed to foster significant ownership of Common Shares by our management, promote a close alignment of interests between our management and shareholders, motivate our management to achieve long-term growth and success of our organization and enhance our shareholder value. It was determined during the 2001 compensation review that our long-term incentive program should also serve as a tool to retain management, which is very important to our future success. As with our annual incentive program, long-term incentive awards will only be granted if performance of specified hurdles are achieved. These hurdles will be communicated to our management on an annual basis.

      Non-qualified options constitute an important component of compensation for officers and selected employees up to and including the Group Vice President level. Option awards generally reflect the executive’s level of responsibility and impact on our long-term success. Additionally, consideration is given to the employee’s potential for future responsibility and impact. The number of shares covered by annual grants generally reflects competitive industry practices. Share options for 2003 were granted in January 2004, with an exercise price equal to the fair market value on the day immediately prior to the grant date and will vest ratably in December of 2004, 2005 and 2006. Share options awarded prior to December 2001 vested ratably over four or five years.

      In order to promote long-term retention of critical executives and promote the growth of shareholder value, restricted stock units, which vest over a three-year period, have previously been granted to the Chief Executive Officer and officers at and above the Senior Vice President level. No restricted stock units were granted in 2003. Grants of restricted stock units were granted in January 2004 as part of such officers’ 2003 compensation.

      The Executive Compensation Committee believes long-term incentives are integral to motivating management to achieve our long-range goals and enhance shareholder value. The Executive Compensation Committee intends to continue to emphasize this element of the compensation package. In December 2001, we adopted the Special Long-Term Incentive Program in order to provide an additional long-term incentive opportunity for certain of our executives. See “Executive Compensation — Special Long-Term Incentive Program.”

Development Incentive Plan

      For each development project designated by the Executive Compensation Committee for inclusion in the Development Incentive Plan, a bonus pool equal to no more than 15% of the value created above a specified threshold level of return on cost for that development will be established, and the Executive Compensation Committee will allocate each bonus pool that it establishes among our employees who the Executive Compensation Committee determines to have been instrumental in the success of the subject project. The Executive Compensation Committee will, for each project designated for inclusion in the plan, agree upon a threshold return on total cost. The bonus pool for a designated development project will typically be determined by the Executive Compensation Committee in the calendar year following the year in which the second anniversary of project stabilization (defined as 93% occupancy) for such project occurs. It is, however, within the Executive Compensation Committee’s discretion to determine a preliminary bonus pool after the first year anniversary of project stabilization, in which case only a portion of the preliminary bonus pool will be paid out. An employee must, except in the event of death or permanent disability, be employed by us at the time a bonus is to be paid in order to be eligible to receive his or her bonus under this plan. The bonus payment date is frequently four years or more after the purchase of the land for a given project, which promotes retention of key development executives. In addition, the Executive Compensation Committee has the right to modify or terminate the Development Incentive Plan at any time.

Chief Executive Officer Compensation

      The Executive Compensation Committee meets annually, without the Chief Executive Officer present, to evaluate the Chief Executive Officer’s performance and to determine the Chief Executive Officer’s compensation. In considering Mr. Sellers’ compensation, the Executive Compensation Committee considers his principal responsibilities, which are to provide our overall vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain strong relationships with the overall investment and analyst community. In determining Mr. Sellers’ 2003 annual bonus and long-term incentive award, the Executive Compensation Committee reviewed our financial performance relative to comparable REITs, our overall performance and Mr. Sellers’ individual performance. During 2003, we achieved several important objectives which the Executive Compensation Committee believed Mr. Sellers was instrumental in accomplishing:

•	Total shareholder return of 27.5%, which exceeded the NAREIT Apartment Index by approximately 200 basis points.

•	Two year total shareholder return that exceeded the NAREIT Apartment Index by over 390 basis points.

•	Strong same-store performance, with same-store net operating income exceeding the industry average by 486 basis points.

•	Significant value creation from the development of apartment communities in protected markets, including $171.5 million of completions representing 861 units, and $434 million in new construction starts representing 1,844 units.

•	Successful disposition of $1.4 billion of non-core assets, producing a GAAP gain of $311 million, cash gain of $180 million and an unleveraged internal rate of return of 13.0%.

•	The prudent management of our balance sheet which enhanced our financial flexibility throughout the year. At January 27, 2004, we had approximately $940 million of liquidity, including our cash on hand, restricted cash in tax deferred accounts, liquid assets and available capacity on our unsecured credit facilities.

•	Paid down over $400 million of debt in 2003 and decreased our total debt to undepreciated book capitalization from 47% to 42%.

•	Retained a strong, motivated management team, with minimal turnover, even during difficult economic conditions.

      In view of these accomplishments, among others, the Executive Compensation Committee awarded to Mr. Sellers bonuses aggregating $1,780,000 for 2003. Additionally, the Executive Compensation Committee

awarded to Mr. Sellers in January 2004 for fiscal year 2003 key executive retention grants of restricted share units for 98,807 Common Shares. The Executive Compensation Committee believes that the combination of the annual bonus award and share grants, in addition to base salary, places Mr. Sellers’ total compensation in the top 25% to 50% of comparable companies.

Section 162(m)

      The Executive Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code on the deductibility of compensation paid to certain executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although our plans are designed to relate compensation to performance, certain elements of the plans may not meet the tax law’s requirements because they allow the Executive Compensation Committee to exercise discretion in setting compensation. The Executive Compensation Committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the Executive Compensation Committee will continue to monitor the requirements of the Internal Revenue Code to determine what actions, if any, should be taken with respect to Section 162(m).

      This report is submitted by the members of the Executive Compensation Committee: John C. Schweitzer, Chairman, James H. Polk, III and John M. Richman.

REPORT OF THE AUDIT COMMITTEE

      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

      In May, 2003, the Board adopted a new written charter, a copy of which has been included as Appendix A to this Proxy Statement. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

      The Audit Committee has reviewed and discussed Archstone-Smith’s unaudited financial statements for the quarters ended March 31, June 30 and September 30, 2003 and our December 31, 2003 audited financial statements with management and with KPMG LLP, our independent public accountants.

      Our Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included (i) the auditor’s judgment about the quality, not just the acceptability, of our accounting principles as applied in our financial reporting, (ii) methods used to account for significant unusual transactions, (iii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (iv) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, and (v) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.

      The Audit Committee has also received from KPMG LLP the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence, and has discussed with KPMG LLP their independence relative to us, including whether the provision of their services is compatible with maintaining KPMG LLP’s independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2003 audited financial statement be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

James A. Cardwell, Chairman
Ruth Ann M. Gillis
Ned S. Holmes
James H. Polk, III

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Common Shares against the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and the NAREIT Equity REIT Index for the five-year period commencing December 31, 1998 and ended December 31, 2003.1/ The Common Share price performance shown on the graph is not necessarily indicative of future price performance.

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003

Archstone-Smith	$100	$109	$146	$159	$152	$194
S&P 500	$100	$121	$110	$97	$76	$97
NAREIT Equity REIT Index	$100	$95	$121	$137	$143	$196

(1) Assumes that the value of the investment in Common Shares and each index was $100.00 on December 31, 1998 and that all dividends were reinvested.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Shareholders’ Agreement

      In connection with our merger with Smith Residential, we entered into a Shareholders’ Agreement with Archstone, Robert H. Smith and Robert P. Kogod, pursuant to which Robert H. Smith, Robert P. Kogod and Ernest A. Gerardi, Jr., became members of the Archstone-Smith Board of Trustees following our merger with Smith Residential. Mr. Smith’s initial term expired in 2003, Mr. Kogod’s initial term expired in 2002 and Mr. Gerardi’s term expires in 2004. Each of Messrs. Smith and Kogod, or their replacement nominees, will have the right to be nominated to serve on our Board of Trustees until October 2011, provided that such person or persons or entities related to such person continue to beneficially own at least 1,000,000 Archstone-Smith Common Shares. Messrs. Smith and Kogod, or their replacement nominees, also will serve as members of the Executive and Investment Committee for so long as such persons have the right to be nominated as trustees. Messrs. Smith and Kogod have agreed not to sell any of our Common Shares beneficially owned by them until October 2004, subject to certain conditions.

      Under the Shareholders’ Agreement, Mr. Smith is entitled to receive from us an annual minimum salary of $300,000 and an annual minimum bonus of $150,000 for each year he is employed by us; Mr. Kogod is entitled to receive from us an annual minimum salary of $100,000 for each year he is employed by us. Mr. Smith will also be entitled to receive options to purchase not less than 100,000 of our Common Shares for each year during his term of employment, with the actual number of options granted in each year being equal to 100,000 multiplied by the same percentage that the base option level of options granted to our chief executive officer increases or decreases in that year beyond the target amount established for our chief executive officer.

Tax Related Undertakings of the Operating Trust

      In connection with the merger of Archstone with Charles E. Smith Residential Realty L.P. (“Smith Partnership”) on October 31, 2001, the Operating Trust has agreed in its current declaration of trust, for the benefit of the holders of the Smith Partnership units that were converted into units of the Operating Trust, not to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, any of the properties that were held by Smith Partnership (the “Smith Partnership Properties”) or any interest therein, or any of the Operating Trust’s interest (as successor to Smith Partnership) in Smith Realty Company, a wholly owned subsidiary, that provides property management services to the Operating Trust (as successor to Smith Partnership) and third parties. These restrictions, which benefit Messrs. Smith and Kogod, among others, are effective until January 1, 2022. In addition, the Operating Trust has agreed to maintain specified levels of borrowings outstanding with respect to the Smith Partnership Properties for the same period, and has made other specified undertakings. These provisions are intended to ensure that the former holders of Smith Partnership units who now hold units of the Operating Trust will be able to continue to defer the gain that would be recognized by them for tax purposes upon a sale by the Operating Trust of any one or more of the Smith Partnership Properties, upon the sale by the Operating Trust of any of its interest in Smith Realty Company, or upon the repayment of borrowings relating to the Smith Partnership Properties. If the Operating Trust sells any of the Smith Partnership Properties or any interest therein or its interest in Smith Realty Company without satisfaction of certain conditions, or repays borrowings relating to the Smith Partnership Properties, the Operating Trust may be liable for monetary damages for engaging in these undertakings.

Purchase of Interest in Ameriton Properties

      On September 1, 2003, the Operating Trust acquired Mr. Sellers’ membership interest in Ameriton Holdings LLC for $72,406. Mr. Sellers was the sole manager of Ameriton Holdings LLC, which held all of the voting stock in Ameriton Properties. After this transaction, the Operating Trust owned all of the outstanding stock of Ameriton Properties. Mr. Sellers’ initial investment in Ameriton Holdings LLC was $50,000.

Sale of Smith Management Construction, Inc.

      Smith Management Construction, Inc. (“SMC”) is a service business that we acquired in the Reorganization, and prior to its sale had been reported as an unconsolidated entity in our financial statements. SMC provided construction management and building maintenance services to third parties. On February 12, 2003, we sold SMC to members of SMC’s senior management. Immediately prior to the transaction, the Operating Trust acquired all the common shares of SMC owned by ASN SMCI LLC, of which Mr. Sellers was the manager and in which he held a 5% membership interest, for a purchase price of $172,521. Mr. Sellers’ share of these proceeds was $8,626, and his initial investment in the stock was $4,410.

NOMINATION PROCESS

      Trustees may be nominated by the Board or by a security holder or security holder group in accordance with the By-Laws and the Corporate Governance Guidelines of Archstone-Smith. In addition, the Nominating Committee will consider nominee recommendations from a security holder or group of security holders (a “Qualifying Security Holder”) that has beneficially owned more than 5% of Archstone-Smith’s Common Shares for at least 1 year as of the date of the recommendation. To date, Archstone-Smith has not received any nominee recommendations from security holders, but the Nominating Committee would evaluate any such recommended nominee in the same manner and apply the same criteria that the Nominating Committee would apply in considering any prospective candidate for a vacancy on the Board or any nominee recommended by management or another Trustee. For a Qualifying Security Holder to submit a candidate for consideration by the Nominating Committee, the Qualifying Security Holder must notify Archstone-Smith’s Secretary. In addition, our By-Laws permit security holders to nominate Trustees at the annual meeting of shareholders at which Trustees are to be elected. To make a Trustee nomination at the 2005 annual meeting, a Qualifying Security Holder must send the nomination by no later than December 6, 2004 to: Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112. In either case, the notice must meet all of the requirements contained in our By-Laws.

      The notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	any other information the Qualifying Security Holder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a trustee if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of shareholders or is only being provided for consideration by the Nominating Committee;

•	the name and record address of the Qualifying Security Holder who is submitting the notice;

•	the number of shares of voting stock of Archstone-Smith which are owned of record or beneficially by the Qualifying Security Holder who is submitting the notice;

•	a description of all arrangements or understanding between the Qualifying Security Holder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the Qualifying Security Holder who is submitting the notice;

•	if the Qualifying Security Holder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of shareholders, a representation that the Qualifying Security Holder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; and

•	any other information relating to the shareholder that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      The Nominating Committee does not have any established process for identifying prospective new nominees for the Board, as the Nominating Committee has not needed to identify new nominees prior to this year. This year, the Nominating Committee retained the services of SpencerStuart, an executive search firm, to assist it in identifying and evaluating potential Trustee nominees who would satisfy the criteria of an “audit committee financial expert”, have a reputation for honesty and integrity, have a general management perspective that will enable the individual to be a contributing member of the Board, and, to the extent possible, would add diversity to the Board. After screening potential candidates for membership on the Board, SpencerStuart identified Ms. Gillis as a potential candidate and assisted us in the review, assessment and evaluation of Ms. Gillis which led to her nomination. We paid SpencerStuart $98,889.00 for its services. The Nominating Committee also requested recommendations from the Board and management for individuals who might satisfy these criteria. As vacancies occur on the Board and as the need for new Trustees may otherwise arise in the future, the Nominating Committee will evaluate and determine what process would best assist them in identifying prospective candidates meeting the qualifications, skills and qualities sought.

      The Nominating Committee has not adopted a policy with respect to minimum qualifications for Board members or specific skills or qualities that one or more Trustees should have. As vacancies occur or as new Board members are otherwise sought, the Nominating Committee has and will determine the specific qualifications, skills and qualities required to fill that position and to complement the existing qualifications, skills and qualities of the other Board members. In considering any prospective new candidate for the Board, the Nominating Committee will evaluate the candidate’s education, experience, knowledge, integrity, skills and other attributes in light of any specific qualifications, skills and qualities that might be determined by the Nominating Committee to be desirable. The Nominating Committee will identify qualified candidates and provide its recommendations to the Board, which will decide whether to invite the candidate to be a Board member. In making its recommendations to the Board for nominations and renominations, the Nominating Committee considers Archstone-Smith’s contractual obligations under its Shareholders’ Agreement with certain security holders.

PROPOSAL PRESENTED BY SHAREHOLDER

      SEIU Master Trust, 1313 L Street, N.W., Washington, D.C. 20005, beneficial owner of 136 Common Shares, has submitted the following proposal for consideration at the annual meeting:

SHAREHOLDER PROPOSAL

RESOLVED: That the shareholders of Archstone Smith Trust (“Archstone” or the “Company”) urge the Executive Compensation Committee of the Board of Trustees to establish a policy to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions; change of control agreements, retirement agreements; and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites, and consulting fees to be paid to the executive.

SUPPORTING STATEMENT

      According to its most recent proxy statement, Archstone “has not entered into any employment contracts with any Named Executive Officer.” In our opinion, the absence of such contracts means that there are no limits on the size of severance packages that could be offered to Archstone’s top executives.

      We realize that arrangements providing benefits in excess of 2.99 times a senior executive’s base salary plus bonus may be in the best interests of Archstone under some circumstances. However, we believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the board from manipulation in the event a senior executive’s employment must be terminated.

      Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon.

      Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in their proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive’s annual base salary.

      For these reasons we urge shareholders to vote FOR this proposal.

MANAGEMENT COMMENT

      This proposal, if adopted, would undermine our ability to attract and retain highly qualified senior executives.

      Management and the Board must have the flexibility to tailor compensation packages, which may include severance provisions, to meet the needs of prospective executives. Subjecting executive compensation to approval by shareholders could lead to protracted delays that would impede the recruitment of top personnel. Imposing stringent guidelines for compensation in lieu of shareholder approval also eliminates the flexibility that is needed to respond to the dynamics of negotiating during recruitment. In each case, we would be placed at a competitive disadvantage in attracting the most qualified executives if this proposal were adopted.

      As described earlier in this Proxy Statement, we have a change in control agreement with Mr. Sellers providing for a payment of a multiple of three times his base salary, which only exceeds the multiple recommended in the shareholder proposal by less than one half of one percent. Historically, we have not entered into change in control agreements with executives which provide for multiples in excess of the multiple recommended in the shareholder proposal, with the exception of Mr. Sellers as noted in the preceding sentence, and, therefore, we do not believe restricting our flexibility to enter into severance agreements that may be necessary to attract and retain the most qualified executives is warranted. SEIU Master Trust has mischaracterized the policy of The California Public Employees’ Retirement System indicating that it recommends in its proxy voting guidelines that specific severance agreements with senior executives should be approved by shareholders. The California Public Employees’ Retirement System, in its corporate governance core principals and guidelines, recommends that if a company adopts a broad policy regarding executive compensation, the broad policy should be submitted to shareholders for approval. Similarly, the Council of Institutional Investors recommends, in its corporate governance policies, that a majority of the independent directors should annually approve the chief executive officer’s compensation and not that specific severance agreements with senior executives should be approved by shareholders. Our Executive Compensation Committee, consisting entirely of members who are “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange, reviews and approves our executive compensation arrangements and plans.

      THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

      Adoption of this shareholder proposal must be ratified by a majority of the votes cast at the annual meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our Trustees, executive officers and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the Securities and Exchange Commission and to send copies of those reports to us. Based solely on a review of those reports and amendments thereto furnished to us and on representations made to us by our Trustees and executive officers, we believe that no such person failed to file any such report or report any transaction on a timely basis during 2003, with the exception of Ms. Hamilton, whose sale of shares through her 401(k) was not reported to us by the 401(k) provider until 6 business days after the filing deadline.

RATIFICATION OF RELATIONSHIP WITH PUBLIC ACCOUNTANTS

      Subject to shareholder ratification, the Audit Committee has selected KPMG LLP, certified public accountants, to serve as the auditors of Archstone-Smith’s books and records for the coming year. KPMG LLP has served as our auditors since 1980. A representative of KPMG LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

      Ratification of the appointment of KPMG LLP as Archstone-Smith’s auditors for the current fiscal year will require that the votes cast in favor of ratification exceed the votes cast against ratification. Abstention and brokers non-votes are not counted for purposes of determining whether this proposal has been approved.

      The fees billed by KPMG LLP in 2002 and 2003 for services provided to Archstone-Smith were as follows:

	2002	2003

Audit Fees(1)	$690,000	$815,450
Audit-Related Fees(2)	416,633	186,800
Tax Fees(3)	151,930	281,949
All Other Fees(4)	0	0
TOTAL	$1,258,563	$1,284,199

(1)	“Audit Fees” are the aggregate fees billed by KPMG LLP for professional services rendered for the audit of Archstone-Smith’s annual financial statements for the years ended December 31, 2003 and December 31, 2002 and the reviews of the financial statements included in Archstone-Smith’s quarterly reports on Form 10-Q during 2003 and 2002. “Audit Fees” also includes amounts billed for registration statements filed in 2002 and 2003 and related comfort letters and consent.

(2)	“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” described above, including audits of joint ventures and unconsolidated and consolidated subsidiaries.

(3)	“Tax Fees” are fees billed by KPMG LLP in either 2003 or 2002 for tax services, including tax compliance, tax advice or tax planning.

(4)	“All Other Fees” are fees billed by KPMG LLP in 2003 or 2002 that are not included in the above classifications.

Pre-Approval Process

      All services provided by KPMG LLP in 2003 were, and all services to be provided by KPMG LLP in 2004 will be, permissible under applicable laws and regulations and have been, and will continue to be, pre-approved by the Audit Committee. In accordance with applicable law, Archstone-Smith is required to disclose the non-audit services approved by the Audit Committee performed by KPMG LLP. Non-audit services are defined as services other than those provided in connection with an audit or a review of the financial statements of a company. The Audit Committee approved the engagement of KPMG LLP for non-audit services, consisting of certain specified tax-related services, during 2003 and 2004, provided that the fees for these services did not exceed $400,000 in the aggregate or $100,000 for any one service.

ANNUAL REPORT

      Archstone-Smith’s 2003 Annual Report, which includes financial statements, is being mailed to shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

SHAREHOLDER PROPOSALS

      Any proposal by a shareholder of Archstone-Smith intended to be presented at the 2005 annual meeting of shareholders must be received by Archstone-Smith at its principal executive offices not later than December 6, 2004, for inclusion in Archstone-Smith’s Proxy Statement and form of proxy relating to that meeting.

      In addition, shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the Proxy Statement. To do so, the shareholder must comply with the procedures specified by Archstone-Smith’s By-Laws. Archstone-Smith’s By-Laws require that all shareholders who intend to make proposals at an annual shareholders’ meeting submit their proposals to Archstone-Smith during the period 90 to 120 days before the first anniversary date of the Proxy Statement released to shareholders in connection with the previous year’s annual meeting. To be eligible for consideration at the 2005 annual meeting, proposals which have not been submitted by the deadline for inclusion in the Proxy Statement must be received by us between December 6, 2004 and January 5, 2005.

OTHER MATTERS

      We are not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

Caroline Brower
General Counsel and Secretary

April 7, 2004

APPENDIX A

ARCHSTONE-SMITH TRUST

AUDIT COMMITTEE CHARTER

A. Name

      There shall be a committee of the Board of Trustees (the “Board”) of Archstone-Smith Trust (the “Company”) which shall be called the Audit Committee (the “Committee”).

B.     Purpose

      The Committee shall be directly responsible for the appointment, compensation and oversight of the Company’s registered public accountants (the “Public Accountants”).

The Committee shall monitor

      (1) the integrity of the financial statements of the Company,

      (2) the Company’s compliance with legal and regulatory requirements,

      (3) the Public Accountants’ qualifications and independence and

      (4) the performance of the Company’s internal audit function and Public Accountants.

C.     Committee Membership

      The Committee shall consist of no fewer than three members. Each member of the Committee shall satisfy the independence and experience requirements of and at least one member shall satisfy the financial expertise requirements of the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934, as amended (the “Act”), the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and all other applicable statutes, rules and regulations. Trustees’ fees are the only compensation (which may be in the form of stock-based or other compensation if such form of compensation is available to all Trustees) that a Committee member may receive from the Company. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless (1) the Board determines such simultaneous service will not impair the ability of such member to serve effectively on the Committee and (2) the Company discloses such determination in the Company’s annual proxy statement.

      The Board shall appoint the members of the Committee annually, considering the recommendation of the Nominating and Corporate Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate. The members of the Committee shall serve until their successors are appointed and qualify, and shall designate one of the members as the Chairman of the Committee. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. Except as expressly provided in this Charter or the By-Laws of the Company or the Corporate Governance Guidelines of the Company, or as otherwise provided by law or the rules of the NYSE, the Committee shall fix its own rules of procedure.

D.     Committee Authority and Responsibilities

      The Committee shall have the sole authority to appoint or replace the Public Accountants (subject to ratification of such appointment by a majority of the holders of the Company’s common stock), and shall approve all audit engagement fees and terms and all permitted non-audit engagements with the Public Accountants. The Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of permitted non-audit services may be delegated to a single member of the Committee. In its capacity as a committee of the Board, the Committee shall be directly responsible for the oversight of the work of the Public Accountants (including resolution of disagreements between management and the Public Accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the Public Accountants shall report directly to the Committee. The Committee shall cause to be prepared the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities. The Committee shall meet periodically with management, the internal auditors and the registered Public Accountants in separate executive sessions in furtherance of its purposes.

      The Committee may request any officer or employee of the Company or the Company’s outside counsel or Public Accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Board shall annually review the performance of the Committee.

      In performing its functions, the Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the Committee. The following functions are some of the common recurring activities of the Committee in carrying out its oversight responsibility:

•	Prior to the filing of the Company’s Annual Report on Form 10-K, review and discuss with management and the Public Accountants the Company’s annual audited financial statements, including, without limitation, disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations” or similar disclosures and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 or as otherwise required by law or the rules of the SEC or the requirements of the Act and the American Institute of Certified Public Accountants, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•	Review and discuss with management and the Public Accountants the Company’s quarterly financial statements, including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 or as otherwise required by law or the rules of the SEC or the requirements of the American Institute of Certified Public Accountants, prior to the filing of its Quarterly Reports on Form 10-Q, including the results of the Public Accountants’ reviews of the quarterly financial statements to the extent applicable.

Financial Statements

•	Review and discuss with management and the Public Accountants, as applicable:

•	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

•	analyses prepared by management or the Public Accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	any management letter provided by the Public Accountants and the Company’s response to that letter;

•	any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the Public Accountants’ activities or on access to requested information and management’s response thereto;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

•	earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies, it being understood that the Committee may review and discuss the types of information to be disclosed and the type of presentation to be made generally and not in advance of each instance in which financial information or earnings guidance is provided.

Internal Controls

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Review management’s documentation of the Company’s internal controls and the Public Accountants’ assessment of those internal controls.

Public Accountants

•	Obtain and review a report from the Public Accountants at least annually regarding:

•	the Public Accountants’ internal quality-control procedures,

•	any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm,

•	any steps taken to deal with any such issues, and

•	all relationships between the Public Accountants and the Company.

•	Evaluate the qualifications, performance, independence and retention or replacement of the Public Accountants annually, including a review and evaluation of the lead partner of the Public Accountant and taking into account the opinions of management and the Company’s internal auditors.

•	Ensure that the lead audit partner of the Public Accountants and the audit partner responsible for reviewing the audit are rotated as required by the Act.

•	Recommend to the Board policies for the Company’s hiring of employees or former employees of the Public Accountants who were engaged on the Company’s account (recognizing that the Act does not permit the Chief Executive Officer, Controller, Chief Financial Officer or Chief Accounting Officer to have participated in the Company’s audit as an employee of the Public Accountants during the preceding one-year period).

•	Discuss with the Public Accountants any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

•	Discuss with management and the Public Accountants any accounting adjustments that were noted or proposed by the Public Accountants but were passed (as immaterial or otherwise).

Compliance

•	Ensure that the Company has procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Review disclosures made by the Company’s principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Act and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

•	Review any reports of the Public Accountants mandated by the Act or Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the Public Accountants any information with respect to illegal acts in accordance with Section 10A.

Internal Audit

•	Ensure that the Company maintains an internal audit function.

•	Discuss with the Public Accountants and management the internal audit department and its charter, organizational structure, audit plan, responsibilities, activities, budget and staffing.

•	Review findings from completed internal audits and status reports on the internal audit plan.

•	Ensure that there are no unjustified restrictions or limitations on, and review and concur in the appointment, replacement and dismissal of, the Vice President — Internal Audit.

•	Review and concur in the compensation to be paid to the head of the Internal Audit Department.

E.     Limitations of Committee’s Roles

      While the Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Public Accountants.

ARCHSTONE-SMITH TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
OF ARCHSTONE-SMITH TRUST

     The undersigned shareholder of Archstone-Smith Trust, a Maryland real estate investment trust (“Archstone-Smith”), hereby appoints R. Scot Sellers, Charles E. Mueller, Jr., and Caroline Brower, and each of them, as proxy for the undersigned, with full power of substitution to attend the Annual Meeting of Shareholders of Archstone-Smith to be held on May 20, 2004, at 11:00 a.m., Mountain Time, at the Loews Denver Hotel, 4150 E. Mississippi Avenue, Denver, Colorado 80246 and at any adjournment(s) or postponement(s) thereof, and to vote and otherwise represent all the shares that the undersigned is entitled to vote with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner as further described in the accompanying Proxy Statement. The undersigned hereby revokes any proxy previously given with respect to such shares.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” ITEM 1 AND ITEM 2 ON THE REVERSE SIDE, AND “AGAINST” ITEM 3 ON THE REVERSE SIDE, IF PRESENTED AT THE MEETING, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

FOLD AND DETACH HERE

Archstone-Smith Trust

Annual Meeting of Shareholders

ADMISSION TICKET

May 20, 2004
11:00 a.m. (Mountain Time)
Loews Denver Hotel
4150 E. Mississippi Avenue
Denver, Colorado 80246

Please mark your vote as indicated in this example ☑

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

     1. The election of each of Ernest A. Gerardi, Jr., Ruth Ann M. Gillis, Ned S. Holmes and R. Scot Sellers as a Class III Trustee to serve until the annual meeting of shareholders in 2007 and until his or her successor is duly elected and qualify.

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

☐	☐

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

     2. Ratification of appointment of KPMG LLP as auditors for current fiscal year.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL:

     3. Shareholder proposal regarding severance agreements.

FOR	AGAINST	ABSTAIN

☐	☐	☐

     4. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

☐

Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, or as an officer signing for a corporation, please give your full title under signature.

Signature

Signature, if held jointly

Date: , 2004

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/asn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

OR

Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at:
http://www.archstonesmith.com